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                                                                EX-99.1



                                                           MELLON NEWS RELEASE


            ANALYSTS:

            Donald J. MacLeod       John W. Calnan
            (412) 234-5601          (412) 234-4633

Contact:    MEDIA:
                                                       Corporate Affairs Group
            Margaret K. Cohen                          One Mellon Bank Center
            (412) 234-0850                             Pittsburgh, PA 15258-0001


            FOR IMMEDIATE RELEASE

            MELLON ANNOUNCES $130 MILLION ONE-TIME CHARGE TO EARNINGS TO REPOSITION CLIENTS' SECURITIES LENDING INVESTMENT PORTFOLIOS


            PITTSBURGH, NOV. 28, 1994 -- Mellon Bank Corporation today announced that it expects to take a one-time, after-tax charge of approximately $130 million against its fourth quarter 1994 earnings as a result of actions it will undertake on behalf of its securities lending clients. These actions will reduce the interest rate sensitivity of certain clients' securities lending portfolios in light of current market conditions.

            Mellon said it expects to arrange for a third party to enter into interest rate swap contracts that will convert the income generated by certain securities lending collateral investments to a short-term floating rate. The securities lending portfolios involved were managed primarily by an investment unit of The Boston Company, which Mellon acquired in May 1993.

            Mellon said the charge to earnings, which reflects the estimated cost of the transactions, is expected to reduce 1994 earnings by approximately 88 cents per common share. After the charge, Mellon expects to report a profit in the fourth quarter of 1994. The action taken by Mellon is not expected to have any effect on 1995 earnings. Mellon said that, after taking the charge, it will remain the highest capitalized large bank holding company, with an equity to total assets ratio of approximately 9.4 percent. This ranking is based upon the 25 largest bank holding companies in the United States, using Sept. 30, 1994 figures.

                                   -more-
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Nov. 28, 1994
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"We have initiated this action unilaterally for the benefit of our clients because we determined that the interest rate sensitivity of certain client portfolios is not appropriate under current conditions for the unique requirements of the securities lending business," said Frank V. Cahouet, chairman, president and chief executive officer of Mellon Bank Corporation. "We have managed client portfolios so they have a high degree of credit quality. In light of the sharp rise in interest rates, however, we believe our decision to change the income characteristics of these securities lending portfolios is in the best interests of our clients and shareholders and reflects Mellon's continued commitment to the institutional trust and custody businesses."

Under a securities lending program, banks, acting as agent on behalf of their trust and custody clients, lend participating clients' securities primarily to broker-dealers that periodically need these securities. Agents typically receive cash collateral from the borrowing brokers--paying an overnight interest rate for the use of cash--and then invest this cash collateral in fixed-income investment securities. Clients benefit when returns from these investment securities exceed interest paid to the brokers for use of their cash.

With balance sheet assets of approximately $39 billion and assets under management or administration of more than $850 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh.